As filed with the Securities and Exchange Commission on January 8, 1999

                                                      Registration No. 333-67443
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 POST-EFFECTIVE
                                 AMENDMENT NO. 1

                                       TO
                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              ---------------------
                        UNITED STATES FILTER CORPORATION
             (Exact name of registrant as specified in its charter)



DELAWARE                        3589                        33-0266015
--------                        ----                        ----------
(State or other                (Primary Standard            (I.R.S. Employer
jurisdiction                   Industrial                   Identification No.)
of incorporation               Classification
or organization)               Code Number)

                               40-004 COOK STREET
                          PALM DESERT, CALIFORNIA 92211
                                 (760) 340-0098
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            -------------------------
                               DAMIAN C. GEORGINO
                    EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL
                             AND CORPORATE SECRETARY
                        UNITED STATES FILTER CORPORATION
                               40-004 COOK STREET
                          PALM DESERT, CALIFORNIA 92211
                                 (760) 340-0098
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            -------------------------

                                    Copy to:
                                JANICE C. HARTMAN
                           KIRKPATRICK & LOCKHART LLP
                              1500 OLIVER BUILDING
                         PITTSBURGH, PENNSYLVANIA 15222
                                 (412) 355-6500

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. /_/

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                                 [USFILTER LOGO]

                        UNITED STATES FILTER CORPORATION
                                  COMMON STOCK



                                6,397,873 SHARES





            We may use this Prospectus to issue or reserve shares of our Common Stock from time to time in connection with the acquisition of various businesses. You should read this Prospectus for more information.

            Any shares issued or reserved for issuance under this Prospectus will be listed on the New York Stock Exchange. We trade under the symbol "USF."

            AN INVESTMENT IN THESE SHARES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" AT PAGE 5.



            NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




            The date of this Prospectus is January __, 1999.

                                 [USFILTER LOGO]
                        UNITED STATES FILTER CORPORATION
                                  COMMON STOCK

                                   PROSPECTUS


                                6,397,873 SHARES









================================================================================

                                TABLE OF CONTENTS

About This Prospectus......................................................... 2
Where You Can Find More Information........................................... 2
The Company................................................................... 4
Risk Factors.................................................................. 5
Reselling Shares..............................................................13
Description of Capital Stock..................................................15
Validity of Common Stock......................................................20
Experts.......................................................................21

================================================================================

ABOUT THIS PROSPECTUS


      Under this Prospectus, we may offer and issue up to 6,397,873 shares of our Common Stock in connection with the acquisition of various businesses. We may issue the shares in mergers or consolidations or in exchange for shares of capital stock, partnership interests or other tangible or intangible assets representing a direct or indirect interest in other companies or enterprises, or for debt obligations of the acquired businesses. If we issue warrants, options, convertible debt obligations, equity securities, contingent rights or other similar instruments in connection with acquisitions, we may reserve shares for issuance to cover the offering, issuance and sale upon exercise or conversion of such rights.


      When we issue shares under this Prospectus, we may promise the recipient that the amount the recipient receives from a later sale of such shares will not be lower than the valuation (or a specific amount related to such valuation) we used at the time we originally issued the shares. This guaranty will be limited in duration and may require us to make up any shortfall (including any shortfall attributable to brokers' commissions and selling expenses) in cash or by issuing additional shares under this Prospectus.

      For each acquisition, we expect to negotiate the terms with the owners or controlling persons of the businesses we plan to acquire. We will value the shares issued or reserved in each acquisition based on or related to market prices for our Common Stock on the New York Stock Exchange (NYSE). Such valuation may occur at the time we agree to the terms of an acquisition, the time of delivery of our shares, during periods ending at or about such times based on average market prices, or otherwise.

      We will not pay underwriting discounts or commissions, although we may pay brokers' or finders' fees with respect to specific acquisitions - in some cases, we may issue shares under this Prospectus in full or partial payment of such fees. Any person who receives such fees may be deemed to be an underwriter within the meaning of the United States Securities Act of 1933, as amended (the Securities Act).

      With our consent, persons who have received or will receive shares under this Prospectus in connection with acquisitions (Selling Stockholders), may use this Prospectus to sell such shares at a later date.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the U.S. Securities and Exchange Commission (SEC). Our SEC filings are available to the public over the Internet at the SEC's web site at www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

      For this offering, we have filed registration statements on Form S-4 with the SEC (the Registration Statements) under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statements, certain portions of which the SEC permits us to omit. If you would like to review those portions, including exhibits, please visit the SEC's web site or call the SEC at the number mentioned above.

      If we make statements in this Prospectus that refer to the contents of any omitted documents, such statements may be incomplete. In those cases, we refer you to the omitted document for a more complete description. Such reference modifies any statements made in this prospectus.

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information.


      We incorporate by reference the documents and reports listed below and any future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the U.S. Securities Exchange Act of 1934, as amended. Future filings include filings made after the date of the initial Registration Statements and prior to effectiveness of the Registration Statements (including any post-effective amendments) and after the date of this Prospectus and prior to the termination of this Offering. Documents incorporated by reference include the following:


o   Annual Report on Form 10-K for the fiscal year ended March 31, 1998;

o Quarterly Reports on Form 10-Q for the quarters ended June 30, 1998 and September 30, 1998;

o Quarterly Report on Form 10-Q/A dated November 9, 1998 (amending the Quarterly Report on Form 10-Q for the quarter ended June 30, 1998);

o   Current Reports on Form 8-K dated:

        December 9, 1997;
        January 16, 1998;
        May 12, 1998;
        May 19, 1998;
        June 15, 1998;
        August 14, 1998;
        November 3, 1998;
        November 9, 1998;
        November 27, 1998; and
        December 3, 1998.

o   Current Reports on Form 8-K/A filed:

        February 6, 1998 and March 4, 1998 (amending the Current Report on Form 8-K dated December 9, 1997);

        February 6, 1998, March 4, 1998, May 12, 1998 and May 14, 1998 (amending the Current Report on Form 8-K dated January 16, 1998);

        May 14,  1998  (amending  the  Current  Report on Form 8-K dated May 12,
        1998);

        August 17, 1998 (amending the Current Report on Form 8-K dated August 14, 1998); and

        September 18, 1998 (amending the Current Report on Form 8-K dated June 15, 1998);

o   Definitive Proxy Statement on Schedule 14A dated July 7, 1998; and

o The descriptions of Common Stock, and the associated rights to purchase our Series A Junior Participating Preferred Stock (the "Rights"), contained in our Registration Statements on Form 8-A, as amended.


        You may request a free copy of these filings, other than exhibits (unless such exhibits are specifically incorporated by reference into such documents) by writing or telephoning us at the following address:

                                 General Counsel
                        United States Filter Corporation
                               40-004 Cook Street
                          Palm Desert, California 92211
                                 (760) 340-0098

        You should rely on the information contained in this Prospectus or that we have referred you to. We have not authorized anyone to provide you with information that is different. We are not making an offer of these securities in any state or country where the offer is not permitted.

        This Prospectus is not an offer to sell and it is not soliciting an offer to buy any securities other than those offered in this document; however, this Prospectus is not an offer to sell and it is not soliciting an offer to buy any securities offered in this document in any circumstances in which such offer or solicitation is unlawful.

        You should not assume that the information in this Prospectus or any supplement to this Prospectus is accurate as of any date other than the date on the front of those documents.

THE COMPANY

        We are a leading global provider of industrial, municipal, commercial and consumer water and wastewater treatment systems, products and services, with an installed base of systems that we believe is one of the largest worldwide. We offer a single-source solution to our customers through what we believe is the industry's broadest range of cost-effective systems, products, services and proven technologies. In addition, we market a broad line of waterworks distribution products and services.

        We have one of the industry's largest networks of sales and service and distribution facilities through approximately 1,500 locations, including over 600 franchised dealerships, and approximately 850 Company-owned or leased facilities, including manufacturing plants. We capitalize on our large installed base, extensive distribution network and manufacturing capabilities to provide customers with ongoing local service and maintenance.

        We are a leading provider of outsourced water services, including the operation of water and wastewater treatment systems at customer sites. In addition, we are actively involved in the development of privatization initiatives for municipal water treatment facilities throughout the world and, specifically, in the Unites States, Mexico and Canada. We also own a significant amount of property with appurtenant water rights in the Western and Southwestern United States, substantially all of which are leased to agricultural tenants.

        Our principal executive offices are located at 40-004 Cook Street, Palm Desert, California 92211 and the telephone number there is (760) 340-0098.

RISK FACTORS

        Before you invest in our Common Stock, you should consider risks associated with the investment. We describe some of the principal risks in this section.

        This Prospectus contains information about us, some of which is incorporated by reference to other documents. Our information includes
"forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical information or statements about our current condition. You can identify some forward-looking statements by the use of terms such as "believes," "contemplates," "expects," "may," "will," "could," "should," "would," "anticipates", "intends" or "continues."

        We may not achieve the results indicated by the forward-looking statements. The risk factors in this section are some of the factors that could cause our actual results to differ materially from those contained in any forward-looking statement.

        EARNINGS VARIATION DUE TO BUSINESS CYCLES AND SEASONAL FACTORS

        Our operating results can experience quarterly or annual variations due to business cycles, seasonality and other factors. The market price for our Common Stock may decrease if our operating results do not meet the expectations of stock market analysts.

        About 45% of our sales are of capital equipment. Sales of capital equipment are affected by general fluctuations in the business cycles in the United States and worldwide, instability of economic conditions (such as the current conditions in the Asia Pacific region and Latin America) and interest rates, as well as other factors.

        In addition, operating results of some of our business segments are significantly influenced, along with other factors such as interest rates, by particular business cycles and seasonality, including:

                              BUSINESS CYCLES
                                AND SEASONS
    SEGMENT                  AFFECTING RESULTS
-----------------------------------------------

Waterworks              o   Real estate development
Distribution            o   Housing starts
                        o   Winter months in temperate regions
                        o   Industrial capital spending

Consumer and            o   Consumer spending
Commercial              o   Housing starts

Industrial              o   Microelectronics
Products and            o   Pharmaceutical
Services                o   Biotechnology
                        o   Municipal spending

        PROFIT UNCERTAINTY IN FIXED-PRICE CONTRACTS

        Contracts with fixed prices make up a significant portion of our revenues. If our original cost estimates are incorrect, there are delays in scheduled deliveries or we otherwise do not progress under a fixed-price contract as we expected, the profits under that contract could decrease, or we could lose money on that contract. When our estimates of cost change for fixed-price contracts, we record adjustments in our financial statements, and any future downward adjustments could be material.

        COMPETITION

        We compete against many companies in fragmented, competitive markets and we have fewer resources than some of those companies. Our businesses compete within and outside the United States principally on the basis of the following factors:

     BUSINESS                 FACTORS
  -------------------------------------------

       Water and           o   Product quality and specifications
       Wastewater          o   Technology
       Treatment           o   Reliability
                           o   Price (can predominate among competitors
                               in the wastewater treatment business that have sufficient technical qualifications, particularly in the municipal contract bid process)
                           o   Customized design and technical qualifications
                           o   Reputation
                           o   Prompt local service

    Filtration and         o   Price
      Separation           o   Technical expertise
                           o   Product quality
                           o   Responsiveness to
                               customer needs
                                  o Service
                                  o Technical support

   Industrial Products     o   Quality
      and Services         o   Service
                           o   Price

       Waterworks          o   Prompt local service
      Distribution             capability
                           o   Product knowledge by sales force and
                               service branch management
                           o   Price

     Consumer and          o   Price
      Commercial           o   Product quality
       Products            o   "Taste"
                           o   Service
                           o   Distribution capabilities
                           o   Geographic presence
                           o   Reputation

        The waterworks distribution business competes against independent wholesalers, distribution chains similar to ours and manufacturers who sell directly to customers. The consumer products business competes with thousands of companies, including those with national, regional or local distribution networks, as well as retail outlets.

        Competitive pressures, including those described above, and other factors could cause us to lose market share or could result in decreases in prices, either of which could have a material adverse effect on our financial position and results of operations.

        RISKS RELATED TO ACQUISITIONS

        We have made a large number of acquisitions since 1991 and we plan to continue to pursue acquisitions. Candidates for acquisition include businesses that allow us to:

      o expand the segments of the water and wastewater treatment and water-related industries in which we participate;

      o     complement our technologies, products or services;

      o     broaden our customer base and geographic areas served;

      o     expand our global distribution network; or

      o     use  our   "one-stop-shop"   approach   in  terms   of   technology,
            distribution or service.

        If we are not correct when we assess the value, strengths, weaknesses, liabilities and potential profitability of acquisition candidates or we are not successful in integrating the operations of acquired companies, our results of operation or financial position could be adversely affected and we could lose money. In addition, if we acquire other businesses by making so-called "hostile" tender offers, as we did with Memtec Limited, we may encounter added risks. When we negotiate to acquire a company, that company generally makes legally binding statements (known as "representations") to us and provides us with access to internal documents and other data that we rely upon in deciding whether to acquire the company and if we decide to acquire the company, on what terms. We would not get such representations or internal information in a "hostile" tender offer. We will continue to look for acquisition opportunities, although we may not continue to easily find desirable acquisition candidates or complete acquisitions.

        RISKS OF DOING BUSINESS IN OTHER COUNTRIES

        We have acquired businesses and we conduct business in markets outside the United States and we expect to continue to do so. The risks associated with conducting business outside the United States include:

      o     currency fluctuations;

      o     slower payment of invoices;

      o     underdeveloped legal systems;

      o     nationalization; and

      o     social, political and economic instability.

        Current economic conditions in the Asia Pacific region and Latin America have adversely affected our operations and sales there. We cannot predict the full impact of this economic instability, but it could have a material adverse effect on our revenues and profits.

        IMPORTANCE OF CERTAIN EMPLOYEES

        Our senior officers, particularly Richard J. Heckmann, who is our Chief Executive Officer, are very important to the success of our operations. We have various compensation and benefit arrangements with our senior officers, including Mr. Heckmann, that are designed to encourage them to continue their employment with us. However, if any of our senior officers do not continue in their present roles, our prospects may be adversely affected.

        YEAR 2000 RISKS

        The Year 2000 issue concerns the potential exposures related to the automated generation of business and financial misinformation resulting from the application of computer programs which have been written using six digits (for example, 12/31/99), rather than eight (for example, 12/31/1999), to define the applicable date of business transactions. Many products and systems could experience malfunctions when attempting to process certain dates, such as January 1, 2000 or September 9, 1999 (a date programmers sometimes used as a default date). We are currently identifying which of our information technology ("IT") and non-IT systems will be affected by Year 2000 issues.

        Most of our IT systems with Year 2000 issues have been modified to address those issues. We have also commenced identification and assessment of our non-IT systems, which include, among other things, components found in water and wastewater treatment plants and process water treatment systems operated and/or owned under contract by us and in our hazardous waste treatment facilities, as well as components of equipment in our manufacturing facilities.

        Our Year 2000 compliance program consists of three phases: identification and assessment; remediation; and testing. For any given system, the phases occur in sequential order, from identification and assessment of Year 2000 problems, to remediation, and, finally, to testing our solutions.

        However, as we acquire additional businesses, each IT and non-IT system of the acquired business must be independently identified and assessed. As a result, all three phases of our Year 2000 compliance program may occur simultaneously as they relate to different systems. Each phase may have a varying timetable to completion, depending upon the system and the date when a particular business was acquired by us.

        We have completed the identification and assessment of most of our IT systems, and those systems have been modified to address Year 2000 problems. We will continue to assess the IT systems of businesses that we have recently acquired and that we may acquire in the future.

        We are in the identification and assessment phase with respect to all non-IT systems, which is projected to continue until September 1999 for currently-owned businesses. With the possible exception of the remediation and testing phases for certain of our non-IT systems, all phases of our Year 2000 compliance program are expected to be completed by September 1999, although we can not assure you that all phases for all businesses will be completed by that date. In particular, we can not assure you that acquired businesses will be Year 2000 compliant, although we currently have a policy that requires an acquisition candidate to represent that such business is Year 2000 compliant. To the extent feasible, we also review the Year 2000 status of acquisition candidates before we complete an acquisition.

        In addition to our internal systems, we have begun to assess the level of Year 2000 problems associated with our various suppliers, customers and creditors. To test the Year 2000 compliance status of our suppliers, we plan to submit hypothetical orders to our suppliers dated after December 31, 1999 requesting confirmation that the orders have been correctly processed.

        Our costs to date for our Year 2000 compliance program, excluding employee salaries, have not been material. Although we have not completed our assessment, we do not currently believe that the future costs associated with our Year 2000 compliance program will be material.

        We are currently unable to determine our most reasonably likely worst case Year 2000 scenario, as we have not identified and assessed all our systems, particularly our non-IT systems. As we complete our identification and assessment of internal and third-party systems, we expect to develop contingency plans for various worst case scenarios. We expect to have such contingency plans in place by September 1999. A failure to address Year 2000 issues successfully could have a material adverse effect on our business, financial condition or results of operations.

        POTENTIAL ENVIRONMENTAL RISKS

        Environmental laws and regulations require us to meet certain standards and impose liability if we do not meet them. Environmental laws and regulations and their interpretations change. We must comply with any new standards and requirements, even when they require us to clean up environmental conditions that were not illegal when the conditions were created. We can be held responsible for failures to meet environmental standards by businesses we have acquired that happened before we acquired them. All of these requirements can cost us money.

        Environmental costs can result from cleanup obligations, civil or criminal enforcement actions or private actions. Costs of environmental compliance and fines or penalties for environmental violations could have a material adverse effect on us in the future. Environmental risks that we have in our businesses and some of the specific environmental liabilities that we know about and that could result in significant future costs to us are discussed below.

        Cleanup Liabilities. The United States Environmental Protection Agency has notified us that we are a potentially responsible party under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (CERCLA) at certain sites to which we (or companies we have acquired) have allegedly sent waste in the past. We may receive additional notices under CERCLA or state law.

        You should be aware that in 1995, Culligan Water Technologies, Inc. (Culligan), one of our subsidiaries, bought part of Anvil Holdings, Inc. and assumed certain environmental liabilities associated with soil and groundwater contamination at Anvil Knitwear's Asheville Dyeing and Finishing Plant in Swannanoa, North Carolina. Since 1990, Culligan has monitored the contamination pursuant to an Administrative Consent Order entered into with the North Carolina Department of Environment, Health and Natural Resources related to the closure of an underground storage tank at the site. Groundwater testing at this plant and at two adjoining properties showed levels of a cleaning solvent that Culligan believed to be from the plant that exceed applicable state standards.

        We have begun cleanup of the contamination and estimate that the costs of future site cleanup will range from $1.0 million to $1.8 million. We have sufficient financial reserves for site cleanup. We anticipate that the potential costs of further monitoring and corrective measures to address the groundwater problem will not have a material adverse effect on our financial position or results of operations. However, because the full extent of the required cleanup has not been determined, we cannot assure you of this result.

        Also, based on all of the sites we know to require cleanup, including the Anvil site, we do not believe that our liability relating to such sites will be material to us. However, we cannot assure you that such sites will not have a material adverse effect on our financial position or results of operations.

        Hazardous Waste Treatment and Recovery Facilities. We own and operate several hazardous waste treatment and recovery facilities, which are subject to very strict environmental laws and regulations and compliance reviews. If we do not comply with these regulations, we could be fined significant amounts of money or the facilities' hazardous waste permits could be suspended or revoked.

        Liability for Wastewater Treatment Facilities and Wastewater Discharges. By contract, we operate various wastewater collection and treatment facilities that were developed and are owned by governmental or industrial entities. We also operate facilities owned by us, including service deionization centers and manufacturing facilities, that discharge wastewater in connection with routine operations. Under certain service contracts and applicable environmental laws we may be held responsible as an operator of such facilities. Potential responsibilities include paying the fines or penalties if the facilities malfunction or discharge wastewater which fall below certain regulatory thresholds. In some cases, such possible malfunctions or discharges depend upon design or operational conditions over which we have limited, if any, control.

        Underground  Storage  Tanks  and  Potential  for  Soil  and  Groundwater
Contamination. Some of our facilities contain (or in the past contained) underground storage tanks which may have caused soil or groundwater contamination. At one site formerly owned by Culligan, we are investigating, and have taken certain actions to correct, contamination that may have resulted from a former underground storage tank. Based on the amount of contamination believed to have been present when the tank was removed, and the probability that some of the contamination may have originated from nearby properties, we believe, although there can be no assurance, that this matter will not have a material adverse effect on our financial position or results of operations.

        Impact of Environmental Laws on Our Product Sales. The liabilities and risks imposed on our customers by environmental laws may adversely impact demand for some of our products or services or impose greater liabilities and risks on us, which could also have an adverse effect on our competitive and financial position.

        RISKS RELATED TO MUNICIPAL WATER AND WASTEWATER BUSINESS

        Sales to municipal customers make up a significant percentage of our revenues. We encounter some different risks with municipalities than we do with industrial customers. Competition for selection of a municipal contractor usually requires a formal bidding process. By requiring formal bids, municipal projects entail longer lead times than industrial projects and force us to commit more resources. In addition, the municipal business depends upon the availability of funding at the local level, which may be subject to increasing pressure as local governments are expected to bear a greater share of the cost of public services.

        TECHNOLOGICAL AND REGULATORY RISKS

        Changes in technology, competitively imposed process standards and regulatory requirements influence the demand for many of our products and services. To grow and remain competitive, we need to anticipate changes in technological and regulatory standards. We need to introduce new and enhanced products on a timely basis. We may not achieve these goals and some of our products may become obsolete.

        New products often face lack of market acceptance, development delays or operational failure. Stricter governmental regulations also may affect acceptance of new products. The market growth potential of acquired in-process research and development is subject to significant risks, including high development, production and sales costs, introduction of competing technologies and the possible lack of market acceptance of the developed products and technologies.

        Our trademarks or patents may not provide substantial protection from competition or be of commercial benefit to us. We may not be able to enforce our rights under trademarks or patents against third parties. Some international jurisdictions may not protect these kinds of rights to the same extent that they are protected under U.S. law. If a third party successfully challenges our trademarks or patents, it may affect our competitive and financial position.

        RISKS RELATED TO WATER RIGHTS AND TRANSFERS OF WATER

        We own more than 47,000 acres of agricultural land in the southwestern United States, most of which is located within the Imperial Irrigation District
(IID) in Imperial County, California. We lease substantially all of the 47,000 acres to agricultural tenants.

        We acquired the land with water rights, and we are seeking to acquire additional properties with water rights, primarily in the southwestern and western United States. In the future, we may transfer water attributable to such water rights, particularly from the land located in the IID.

        Our ability to transfer water and the profitability of any such transfers are subject to various uncertainties, including:

        o   Hydrologic risks of variable water supplies;

        o Conveyance risks from unavailable or inadequate transportation facilities;

        o   Risks   presented  by   allocations  of  water  under  existing  and
            prospective priorities; and

        o Risks of adverse changes to or interpretations of U.S. federal, state and local laws, regulations and policies.

        The IID holds title to all of the water rights within the IID in trust for the landowners and would control the amounts and terms of any transfers by us of IID water. Transfer of IID water are subject to additional uncertainties, including:


         o Limitations of Colorado River water allocations (the source of all water deliveries to IID properties) under

              o  international treaties;
              o  interstate compacts;
              o  U.S. federal and state
                 laws and regulations; and
              o  contractual arrangements;

         o Curtailment of water deliveries by the U.S. government in times of drought;

         o  The approval of the U.S. Secretary of the Interior;

         o The use of the Colorado River Aqueduct owned by the Metropolitan Water District of southern California, a quasi-governmental agency; and

         o Compliance with all U.S. federal and state environmental laws and regulations.

Even if a transfer of IID water were approved, other California water districts and users could assert claims adverse to the IID water rights, including but not limited to claims that the IID has failed to satisfy U.S. federal law and California constitutional requirements that IID water must be put to reasonable and beneficial use. A finding that the IID's water use is unreasonable or nonbeneficial could adversely impact title to the IID water rights and the ability to transfer IID water.

        The uncertainties associated with water rights could have a material adverse effect on our future profitability.


        EURO CONVERSION

        On January 1, 1999, eleven of fifteen member countries of the European Union established fixed conversion rates between their existing currencies (legacy currencies) and one common currency - the euro. The euro is now trading on currency exchanges and may be used as a non-cash transactional currency. The conversion to the euro eliminates currency exchange rate risk between the member countries. Beginning in January 2002, new euro-denominated bills and coins will be issued, and legacy currencies will be withdrawn from circulation.

        We are assessing the issues raised by the euro currency conversion. These issues include, among others, the need to adapt computer and financial systems to accommodate euro-denominated transactions, the competitive impact of increased price transparency in the participating countries and the impact on existing contracts. Since financial systems and processes currently accommodate multiple currencies, we contemplate system conversion by mid-2001 if not already addressed in conjunction with Year 2000 remediation. We do not expect system conversion costs to be material. Due to numerous uncertainties, we cannot reasonably estimate at this time the effects a common currency will have on pricing within the European Union and the resulting impact, if any, on our financial condition or results of operations.


        SHARES ELIGIBLE FOR FUTURE SALE

        The market price of our Common Stock could be adversely affected by the availability for public sale of up to 42,538,512 shares held or issuable on November 2, 1998, including:

    NUMBER OF
    SHARES OF             HOLDER AND/OR MANNER
  COMMON STOCK                 OF HOLDING
  ----------------------------------------------

  o  Up to            Shares may be delivered:
     2,806,263
                        o   in lieu of cash by Laidlaw Inc.
                            or its affiliates following the
                            maturity of Laidlaw's 5 3/4%
                            Exchangeable Notes due 2000; or

                        o   in accordance with Rule 144(k)
                            of the Securities Act.

  o  10,481,013       Shares issuable upon conversion of our 4 1/2%
                      Convertible Subordinated Notes due 2001 at a conversion price of $39.50 per share of Common Stock.

  o  1,200,000        Shares issuable upon exercise of two sets
                      of warrants, in each case expiring on
                      September 17, 2007 and exercisable at any time after the first sale of water rights from certain of our properties:

                        o   600,000 at an exercise price
                            of $50.00 per share; and

                        o   600,000 at an exercise price
                            of $60.00 per share.

  o  22,235,786       Outstanding shares subject to agreements
                      pursuant to which the holders have rights to request us to register the sale of their Common Stock under the Securities Act and/or, to include certain percentages of such shares in other registration statements filed by us.

                      Such rights as to 8,000,000 shares are not exercisable until February 17, 2000.

  o  5,815,450        Currently registered for sale under the
                      Securities Act pursuant to a shelf
                      registration statement.

RESELLING SHARES

        With our consent, this Prospectus may be used by Selling Stockholders who may wish to sell shares. We may consent to the use of this Prospectus by Selling Stockholders for a limited period of time and subject to limitations and conditions which may be varied by agreement between us and one or more Selling Stockholders.

        Selling Stockholders may agree that:

        o an offering of shares under this Prospectus be effected in an orderly manner through securities dealers, acting as broker or dealer, selected by us;

        o they will enter into custody agreements with one or more banks with respect to such shares; and

        o that they make sales only by one or more of the methods described in this Prospectus, as appropriately supplemented or amended when required.

        Other than in circumstances where we may receive certain benefits in connection with price guaranty arrangements, we will not receive any of the proceeds from any sale of shares offered by a Selling Stockholder.

        Selling Stockholders may sell shares:

        o   on one or more exchanges or otherwise;

        o   directly to purchasers in negotiated transactions;

        o by or through brokers or dealers, in ordinary brokerage transactions or transactions in which the broker solicits purchasers;

        o in block trades in which the broker or dealer will attempt to sell shares as agent but may position and resell a portion of the block as principal;

        o in transactions in which a broker or dealer purchases as principal for resale for its own account;

        o   through underwriters or agents; or

        o   in any combination of these methods.

            Shares may be sold at a fixed offering price,  which may be changed, at the prevailing market price at the time of sale, at prices related to such prevailing market price or at negotiated prices. Any brokers, dealers, underwriters or agents may arrange for others to participate in any such transaction and may receive compensation in the form of discounts, commissions or concessions from Selling Stockholders and/or the purchasers of shares. The proceeds to a Selling Stockholder from any sale of shares will be reduced by any such compensation and of any expenses to be borne by the Selling Stockholder.

            If required at the time that a particular offer of shares is made, a supplement to this Prospectus will be delivered that describes any material arrangements for the distribution of shares and the terms of the offering, including the names of any underwriters, brokers, dealers or agents and any discounts, commissions or concessions and other items constituting compensation from the Selling Stockholder.

            Selling Stockholders and any brokers, dealers, underwriters or agents that participate with a Selling Stockholder in the distribution of shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, commissions or concessions received by any such brokers, dealers, underwriters or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

            We may agree to indemnify Selling Stockholders and/or any such brokers, dealers, underwriters or agents against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses in connection with the offering and sale of shares.

            Selling Stockholders may also offer shares of Common Stock covered by this Prospectus or under exemptions from the registration requirements of the Securities Act, including sales which meet the requirements of Rule 145(d) under the Securities Act.

DESCRIPTION OF CAPITAL STOCK

        GENERAL

        As of November 2, 1998, we were authorized to issue 300,000,000 shares of Common Stock, of which 172,438,124 shares were issued and outstanding, and 3,000,000 shares of preferred stock, of which none were issued and outstanding. Of the unissued shares of Common Stock:

        o 10,481,013 shares were reserved for issuance upon conversion of our 4-1/2% Convertible Subordinated Notes due 2001;

        o 1,200,000 shares were reserved for issuance upon exercise of warrants expiring September 17, 2007; and

        o an aggregate of 15,950,210 shares were reserved for issuance upon exercise of options either outstanding or available for grant.

        COMMON STOCK

        The holders of our Common Stock receive one vote for each share held of record by them on all voting matters. Directors are not elected by cumulative voting - as a result, the holders of shares having more than 50% of our voting power (including both common and voting preferred shares, if any) voting for the election of directors can elect all of the directors.

        The holders of our Common Stock may receive dividends if declared by the Board of Directors out of legally available funds, subject to the prior rights of preferred stockholders. If we liquidate, dissolve or wind up our affairs, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, including any preferred stock, that has preference over our Common Stock. Except as described below under "Stock Purchase Rights," holders of shares of Common Stock have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to our Common Stock.

        We currently intend to retain earnings to provide funds for the operation and expansion of our business. Accordingly, we do not anticipate paying cash dividends on the Common Stock. Any payment of cash dividends on the Common Stock in the future will depend upon our financial condition, earnings, capital requirements and such other factors as the Board of Directors deems relevant. Our Amended and Restated Multicurrency

Credit Agreement, dated as of October 20, 1997, imposes, and any future debt or equity investments or securities may impose, restrictions on our ability to pay dividends.

        PREFERRED STOCK

        Shares of preferred stock may be issued without stockholder approval. Our Board of Directors is authorized to issue such shares in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights and rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any vote or action by the stockholders. We have no current plans for the issuance of any shares of preferred stock. Any preferred stock to be issued could rank prior to the Common Stock with respect to dividend rights and rights of liquidation. The Board of Directors, without stockholder approval, may issue preferred stock with voting and conversion rights that could adversely affect the voting power of holders of Common Stock or create impediments to persons seeking to gain control of us.

        STOCK PURCHASE RIGHTS

        Laidlaw, which, as of November 2, 1998, held 2,806,263 shares of Common Stock, or 1.6% of the outstanding Common Stock, has certain rights to purchase our voting securities in order to maintain its percentage voting interest. If we sell or issue shares of voting securities, Laidlaw has the right to purchase, on the same terms as the sale or issuance, that number of shares or rights as will maintain its percentage interest in our voting securities, assuming the conversion of all convertible securities and the exercise of all options and warrants then outstanding. Laidlaw's right does not apply in the case of mergers, acquisitions or employee stock option or stock bonus plans.

        Laidlaw has additional purchase rights if we sell or issue securities at prices below 85% of the current market price at the time of sale or issuance or the prevailing customary price for such securities or their equivalent.

        CERTAIN VOTING ARRANGEMENTS

        As part of our acquisition of Smogless S.p.A. in September 1994, Laidlaw agreed to vote its shares for our Board's nominees for election. On all other matters, Laidlaw agreed to vote in the same proportion as the votes cast by other holders of voting securities, other than those that relate to any business combination or similar transaction involving us or any amendment to our Certificate of Incorporation (Charter) or By-laws.

        In September 1997, we acquired 47,000 acres of agricultural land in the southwestern United States for 8,000,000 shares of Common Stock and 1,200,000 warrants. In connection with that acquisition, we agreed, so long as the parties from whom we acquired the land own at least 5% of our outstanding Common Stock, to nominate a person designated by the parties for election to our Board.

        The parties designated Ardon E. Moore and our Board appointed him to serve as a Class I director until our Annual

Meeting in 2000. If the parties own at least 7 1/2% of our outstanding Common Stock and a vacancy occurs due to the termination of service of one of our non-employee directors, the parties must also approve the person filling such vacancy. If the non-employee director creating the vacancy is the existing designee of the parties, the vacancy shall be filled with a successor designee.

        In addition, the parties agreed to vote all of their shares as recommended by a majority of the members of our Board, except with respect to transactions involving the sale of all or most of our assets, merger or acquisition transactions in which we are not the survivor or the parent of the survivor (unless the holders of our stock prior to such a transaction continue to own 80% or more of the outstanding voting stock of the survivor), transactions involving the issuance by us of Common Stock representing 20% or more of the outstanding Common Stock (or equivalents), or amendment of our Charter or By-laws.

        CERTAIN CHARTER AND BY-LAW PROVISIONS

        Our Charter places certain restrictions on the voting rights of a "Related Person," defined as any person who directly or indirectly owns 5% or more of our outstanding voting stock. Our founders and original directors are excluded from the definition of "Related Persons," as are seven named individuals including Richard J. Heckmann, our Chairman of the Board, President and Chief Executive Officer.

        These voting restrictions apply in two situations. First, if the Board votes to call a meeting of stockholders to consider a proposal by a director who is also a Related Person, the vote of a director who is also a Related Person will not count. Second, any amendments to our Charter that relate to specified Articles therein (those dealing with corporate governance, limitation of director liability or amendments to the Charter), must be approved by our Board, a majority of our outstanding voting stock and either:

        o   a majority of directors who are not Related Persons; or

        o   the holders of at least 80% of our outstanding voting stock.

If the change was proposed by or on behalf of a Related Person, then approval by the holders of a majority of the outstanding voting stock not held by Related Persons is also required. In addition, any amendment to our By-laws must be approved by one of the methods specified above.

        Our Charter and By-laws also provide that our Board shall fix the number of directors and that the Board shall be divided into three classes, each consisting of one-third of the total number of directors (or as nearly as may be possible). Stockholders may not take action by written consent. Meetings of stockholders may be called only by our Board, or a majority of its members.

        Stockholder proposals, including director nominations, may be considered at a meeting only if written notice of that proposal is delivered to us from 30 to 60 days in advance of the meeting, or within ten days after notice of the meeting is first given to stockholders.

        RIGHTS PLAN

        On December 11, 1998, we made a dividend distribution of one Right for each outstanding share of our Common Stock. Each Right entitles its holder to purchase from us one one-thousandth of a share of Series A Junior Participating Preferred Stock, at a purchase price of $80 subject to adjustment.

        In addition, so long as the Rights are attached to our Common Stock, one additional Right (as such number may be adjusted pursuant to the Rights
Agreement) shall be deemed to be delivered for each share of our Common Stock issued or transferred by us in the future. 300,000 shares of Series A Preferred Stock were initially reserved for issuance upon exercise of the Rights.

        The  description  and  terms  of the  Rights  are set  forth in a Rights
Agreement between us and The Bank of New York, as our Rights Agent. The following summary of the Rights is not complete and is qualified in its entirety by reference to the complete text of the Rights Plan and the exhibits attached to the Rights Plan.

        The Rights are not exercisable until the Distribution Date, which will occur upon the earlier of:

        o 10 days following a Stock Acquisition Date - the date on which it is publicly announced that an Acquiring Person has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our Common Stock; or

        o 10 business days (or any later date our Board determines) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person.

        An Acquiring Person is any person or entity beneficially owning 15% or more of our Common Stock, subject to certain exceptions which are described in the Rights Agreement.

        Until a Right is exercised, the holder has no rights as a stockholder of our company, including the right to vote or to receive dividends. The Rights will expire at the close of business on November 27, 2008, unless redeemed or exchanged by us at an earlier time.

        If a person becomes an Acquiring Person (except pursuant to certain offers), each holder of a Right (other than the Acquiring Person and certain related parties) will have the right after the Rights are no longer redeemable to receive, upon exercise, at the option of our Board:

        o   Common Stock;

        o   One  one-thousandth  of a share  of our  Series A  Preferred  Stock;
            and/or

        o   Cash, property or any other of our securities.

Each of these three options would have a value equal to two times the exercise price of the Right.

        For example, at an exercise price of $80 per Right, each Right not beneficially owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $160 worth of our Common Stock (or other consideration, as noted above) for $80. Assuming that our Common Stock had a per share value of $20 at that time, the holder of each valid Right would be entitled to purchase 8 shares of our Common Stock for $80.

        If at any time following the Stock Acquisition Date:

        o   we  are  acquired  in  a  merger  or  other   business   combination
            transaction in which we are not the surviving corporation; or

        o 50% or more of our assets, cash flow or earning power is sold or transferred, then each holder of a Right (except Rights beneficially owned by an Acquiring Person or certain related parties) shall have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

        At any time after a person becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of our outstanding Common Stock, our Board may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of our Common Stock, or one one-thousandth of a share of Series A Preferred Stock per Right (subject to adjustment).

        At any time until 10 days following the Stock Acquisition Date, we may redeem the Rights in whole, but not in part, at a price of $.01 per Right (payable in cash, our Common Stock or other consideration deemed appropriate by our Board). Redemption of the Rights may also occur after November 27, 2000 through a stockholder referendum if we receive a qualifying offer from a person owning less than 5% of our Common Stock.

        Immediately upon the action of our Board ordering redemption of the Rights or the effectiveness of the redemption of Rights pursuant to the stockholder referendum, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price.

        Any of the provisions of the Rights Agreement may be amended by our Board prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by our Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights, or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment may be made at such time as the Rights are not redeemable.

        The Rights may have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire us in a manner which causes the Rights to become exercisable unless the offer is conditioned on a substantial number of Rights being acquired. The Rights, however, should not affect any prospective offeror willing to make an offer at a fair price and otherwise in the best interests of us and our stockholders as determined by a majority of our directors who are not affiliated with the person making the offer, or who is willing to negotiate with our Board.

        The Rights should not interfere with any merger or other business combination approved by our Board since our Board may, at its option, amend the Rights Agreement prior to the Distribution Date, or redeem all (but not less than all) of the then-outstanding rights at any time until 10 days after the Stock Acquisition Date.


        DELAWARE ANTI-TAKEOVER LAW

        In general, Section 203 of the Delaware General Corporation Law provides that a stockholder acquiring more than 15% of the outstanding voting shares of a corporation subject to the statute (an Interested Stockholder), but less than 85% of such shares, may not engage in certain "Business Combinations" with the corporation for a period of three years after the date the stockholder became an Interested Stockholder unless:

        (a) prior to such date, the corporation's Board of Directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder; or

        (b)  the  corporation's  Board  of   Directors   approves  the  Business
             Combination and at least two-thirds of the corporation's voting stock (not owned by the Interested Stockholder) authorizes it.

        Section 203 defines "Business Combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder in which the Interested Stockholder receives or could receive a greater benefit than other stockholders, including:

        o   mergers;

        o   certain asset sales;

        o   certain   issuances  of   additional  shares   to   the   Interested
            Stockholder;

        o transactions with the corporation that increase the proportionate interest of the Interested Stockholder; or

        o transactions in which the Interested Stockholder receives certain other benefits.

        These provisions could delay, defer or prevent a change of control. Our stockholders, by adopting an amendment to the Charter or the By-laws, may elect not to be governed by Section 203, which would be effective twelve months after adoption. Neither the Charter nor the By-laws currently excludes us from the restrictions imposed by Section 203.





VALIDITY OF COMMON STOCK

        Our counsel, Kirkpatrick & Lockhart LLP, will give an opinion that the shares of Common Stock covered by this Prospectus are valid.

EXPERTS


        The consolidated financial statements of United States Filter Corporation and its subsidiaries as of March 31, 1997 and 1998 and for each of the three years in the period ended March 31, 1998, have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG LLP, independent certified public accountants, which as to years ended March 31, 1997 and 1996 are based in part on the reports of Ernst and Young LLP, independent auditors, incorporated herein and in the Registration Statement by reference, given upon the authority of said firms as experts in accounting and auditing.


        The consolidated financial statements of The Kinetics Group, Inc. at September 30, 1997 and for each of the two years in the period ended September 30, 1997 incorporated by reference herein have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Memtec Limited as of June 30, 1997 and 1996 and for each of the three years in the period ended June 30, 1997 incorporated by reference herein have been so incorporated by reference in reliance on the report, issued in the name Price Waterhouse, of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 [USFILTER LOGO]

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

     The Certificate of Incorporation and the By-laws of United States Filter Corporation (the "Company") provide for the indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware, the state of incorporation of the Company.

     Section 145 of the General Corporation Law of the State of Delaware authorizes indemnification when a person is made a party or is threatened to be made a party to any proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving as a director, officer, employee or agent of another enterprise, at the request of the corporation, and if such person acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, such person must have had no reasonable cause to believe that his or her conduct was unlawful. If it is determined that the conduct of such person meets these standards, he or she may be indemnified for expenses incurred (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such proceeding.

     If such a proceeding is brought by or in the right of the corporation (i.e., a derivative suit), such person may be indemnified against expenses actually and reasonably incurred if he or she acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. There can be no indemnification with respect to any matter as to which such person is adjudged to be liable to the corporation; however, a court may, even in such case, allow such indemnification to such person for such expenses as the court deems proper.

     Where such person is successful in any such proceeding, he or she is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases, indemnification is made by the corporation upon determination by it that indemnification of such person is proper because such person has met the applicable standard of conduct.

     The Company maintains an errors and omissions liability policy for the benefit of its officers and directors, which may cover certain liabilities of such individuals to the Company.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  Exhibits.   The   following   exhibits  are  filed  as  part  of  this
registration statement:

EXHIBIT
NUMBER                               DESCRIPTION
-------                              -----------

5.01 Opinion of Kirkpatrick & Lockhart LLP as to the legality of the securities being registered (filed herewith)

23.01        Consent of Kirkpatrick & Lockhart LLP (included in Exhibit 5.01)

23.02        Consent of KPMG LLP (filed herewith)

23.03        Consent of Ernst & Young LLP (filed herewith)

23.04        Consent of PricewaterhouseCoopers (filed herewith)

24.01        Power of Attorney  (previously filed)


ITEM 22.  UNDERTAKINGS.

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

      (6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (8) To supply by means of a post-effective amendment all required information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Desert, State of California, on January 8, 1999.

                                  UNITED STATES FILTER CORPORATION

                                  By:   /s/ Richard J. Heckmann
                                        --------------------------------
                                        Richard J. Heckmann,
                                        Chairman of the Board and Chief
                                        Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment has been signed by the following persons in the capacities and on the dates indicated.

         Signature                      Capacity                   Date
----------------------------   --------------------------   ------------------


/s/ Richard J. Heckmann        Chairman of the Board and    January 8, 1999
----------------------------   Chief Executive Officer
Richard J. Heckmann            (Principal Executive
                               Officer) and a Director



/s/ Kevin L. Spence            Executive Vice President     January 8, 1999
----------------------------   and Chief Financial
Kevin L. Spence                Officer (Principal
                               Financial and Accounting
                               Officer)



             *                 President and Chief          January 8, 1999
----------------------------   Operating Officer -
Andrew D. Seidel               North American Wastewater
                               Group and a Director

         Signature                      Capacity                   Date
----------------------------   --------------------------   ------------------


             *                 President and Chief          January 8, 1999
----------------------------   Operating Officer - North
Nicholas C. Memmo              American Process Water
                               Group and a Director



             *                 Director                     January 8, 1999
----------------------------
James E. Clark




             *                 Director                     January 8, 1999
----------------------------
John L. Diederich




             *                 Director                     January 8, 1999
----------------------------
Robert S. Hillas




             *                 Director                     January 8, 1999
----------------------------
Arthur B. Laffer




             *                 Director                     January 8, 1999
----------------------------
Ardon E. Moore



             *                 Director                     January 8, 1999
----------------------------
Alfred E. Osborne, Jr.




             *                 Director                     January 8, 1999
----------------------------
J. Danforth Quayle

         Signature                      Capacity                   Date
----------------------------   --------------------------   ------------------



             *                 Director                     January 8, 1999
----------------------------
C. Howard Wilkins, Jr.



*/s/ Damian C. Georgino                                     January 8, 1999
----------------------------
By:  Damian C. Georgino
Attorney-in-Fact

                                  EXHIBIT INDEX
                                  -------------


   EXHIBIT
   NUMBER                       DESCRIPTION
   -------                      -----------

     5.01 Opinion of Kirkpatrick & Lockhart LLP as to the legality of the securities being registered (filed herewith)

    23.01   Consent of Kirkpatrick & Lockhart LLP (included in Exhibit 5.01)

    23.02   Consent of KPMG LLP (filed herewith)

    23.03   Consent of Ernst & Young LLP (filed herewith)

    23.04   Consent of PricewaterhouseCoopers (filed herewith)

    24.01   Power of Attorney (previously filed)